EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Bob O’Malley	Jackie Dansak
President and Chief Executive Officer	Sr Director, Corp Communications
InFocus Corporation	InFocus Corporation
(503) 685-8800	(503) 685-8800

Lisa Prentice
Chief Financial Officer
InFocus Corporation
(503) 685-8800

InFocus Announces Fourth Quarter and Full Year 2008 Financial Results

WILSONVILLE, Ore., February 10, 2009 – InFocus® Corporation (NASDAQ: INFS) today announced its fourth quarter and full year 2008 financial results. For the fourth quarter, the Company reported revenues of $51.4 million and a net loss of $13.1 million, or $0.32 per share, compared to revenues of $70.6 million and a net loss of $4.2 million, or $0.10 per share, in the third quarter of 2008 and revenues of $81.1 million and a net loss of $1.9 million, or $0.05 per share, in the fourth quarter of 2007. For the year, the Company reported revenues of $255.7 million and a net loss of $23.0 million, or $0.57 per share compared to revenues of $308.2 million and a net loss of $25.6 million, or $0.64 per share for calendar year 2007.

Included in the Fourth Quarter 2008 results are restructuring charges of $4.2 million and an impairment charge of $2.6 million. The restructuring charge consisted primarily of estimated employee termination costs and lease losses of vacated and unutilized facilities and accounted for $0.10 of the net loss per share. The impairment charge related to the carrying value of the Company’s long-lived assets accounted for $0.07 of the net loss per share. Excluding these charges, proforma Operating Loss for the fourth quarter was $ 5.3 million.

Commenting on the results, Bob O’Malley, President and CEO stated, “The fourth quarter concluded what was a very challenging year for InFocus. We entered the quarter with cautious optimism and new products in the pipeline, ready for sale. However, we realized mid-quarter that the continued economic downturn and global reduction in IT spending would require us to re-evaluate our near term priorities and take measures to dramatically reduce our cost structure. On December 15th we announced a significant business restructuring aimed at reducing our breakeven point and preserving cash.

“Our restructuring are designed to transform our business and lower our breakeven point to $50-55 million in revenue per quarter and allow us to achieve profitable operations with gross margins of 18% and operating expenses ranging from $10 -11 million per quarter.”

In addition to announced restructuring activities, on December 10th the Company disclosed the engagement of Thomas Weisel Partners to provide InFocus with advisory services, including advice related to unsolicited offers received by the Company. The evaluation process continues and the company will provide updates when the InFocus Board of Directors has either reached a definitive agreement with a party, or has terminated the process.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Fourth quarter revenues of $51.4million represent a decrease of 27 percent compared to the third quarter of 2008, and a decrease of 37 percent compared to the fourth quarter of 2007. Projector unit shipments totaled approximately 63,000 in the fourth quarter, a decrease of approximately 33 percent compared to both the third quarter of 2008 and the fourth quarter of 2007. Overall, average selling prices (ASPs) increased by approximately 8 percent from the third quarter of 2008. Gross margins were 16.8 percent, an improvement of 0.7 percent from the third quarter of 2008. Improvements in Gross Margin were driven by product mix shifts within the quarter.

Revenue in the Americas decreased by 30 percent while units shipped decreased by 38 percent compared to the third quarter of 2008. Revenue and unit shipments decreased by 12 percent and 16 percent, respectively in Europe. Asian revenues decreased by 44 percent and units decreased by 46 percent compared to the third quarter.

Operating Expenses and Other Expense

Excluding charges, Operating Expenses in the fourth quarter were $14.0 million, a reduction of $1.1 million from third quarter expenses of $15.1 million. The reduction was due to ongoing expense management and lower variable sales and marketing costs. Non-Operating Expense was $0.6 million for the fourth quarter, compared to Non-Operating Income of $0.1million in the third quarter of 2008 and Non-Operating Income of $0.4 million in the fourth quarter of 2007.

Balance Sheet

Total cash and restricted cash as of December 31, 2008 were $33.4 million, a decrease of $36.9 million from the end of the third quarter. The reduction in cash was primarily driven by changes in working capital, the cash loss from operations and settlement on foreign exchange hedges. Inventories at the end of the fourth quarter were $38.5 million, an increase of $8.1 million compared to the third quarter of 2008.

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 10:00 a.m. Eastern Time. The call can be accessed by calling 888.680.0894 (U.S. participants) or 617.213.4860 (outside U.S. participants) and passcode # 69410512, or via live audio web cast at www.infocus.com. Upon completion of the call, the web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will be available through February 19th by dialing 888-286-8010 (U.S.) or 617-801-6888 (outside U.S.) and Passcode #10993353.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross profits, expenses, earnings, inventory, backlog, and new product introductions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross profits, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2007 Form 10-K and 2008 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained—in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projection, and over 240 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com

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InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Revenues	$51,391	$81,103	$255,685	$308,181
Cost of revenues	42,747	64,576	209,991	257,426

Gross margin	$8,644	$16,527	$45,694	$50,755
Operating expenses:
Marketing and sales	$7,133	$8,267	$32,248	$35,777
Research and development	2,725	2,802	11,287	14,135
General and administrative	4,117	4,325	16,688	19,938
Restructuring costs	4,200	3,700	5,530	8,375
Impairment of long-lived assets	2,628	—	2,628	—

	$20,803	$19,094	$68,381	$78,225
Loss from operations	$(12,159)	$(2,567)	$(22,687)	$(27,470)
Other income, net	(645)	437	812	1,859

Loss before income taxes	(12,804)	(2,130)	(21,875)	(25,611)
Provision for income taxes	282	(203)	1,078	(29)

Net Loss	$(13,086)	$(1,927)	$(22,953)	$(25,582)

Basic and diluted net loss per share	$(0.32)	$(0.05)	$(0.57)	$(0.64)

Basic and diluted shares outstanding	40,311	39,775	40,059	39,741

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$16,801	$61,187
Restricted cash, equivalents, and marketable securities	16,569	22,923
Accounts receivable, net of allowances	25,272	46,315
Inventories	38,520	30,984
Other current assets	4,043	7,548

Total Current Assets	101,205	168,957
Property and equipment, net	—	2,973
Other assets, net	7,023	1,061

Total Assets	$108,228	$172,991

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$40,428	$65,764
Other current liabilities	14,588	19,906

Total Current Liabilities	55,016	85,670
Other Long-Term Liabilities	2,124	3,623
Shareholders’ Equity:
Common stock and additional paid-in capital	170,306	168,878
Other comprehensive income:
Foreign currency translation	27,161	38,246
Accumulated deficit	(146,379)	(123,426)

Total Shareholders’ Equity	51,088	83,698

Total Liabilities and Shareholders’ Equity	$108,228	$172,991

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter 2008				Third Quarter 2008
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations
GAAP	$(13,086)	$(0.32)	$20,803	$(12,159)	$(4,216)	$(0.10)	$15,529	$(4,148)

Adjustments:
Restructuring costs	$4,200	$0.10	$(4,200)	$4,200	$430	$0.01	$(430)	$430
Impairment of long-lived assets	$2,628	$0.07	$(2,628)	$2,628	$—	$—	$—	$—

Proforma excluding adjustments	$(6,258)	$(0.16)	$13,975	$(5,331)	$(3,786)	$(0.09)	$15,099	$(3,718)

	Fourth Quarter 2008				Fourth Quarter 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(13,086)	$(0.32)	$20,803	$(12,159)	$(1,927)	$(0.05)	$19,094	$(2,567)

Adjustments:
Restructuring costs	$4,200	$0.10	$(4,200)	$4,200	$3,700	$0.09	$(3,700)	$3,700
Impairment of long-lived assets	$2,628	$0.07	$(2,628)	$2,628	$—	$—	$—	$—

Proforma excluding adjustments	$(6,258)	$(0.16)	$13,975	$(5,331)	$1,773	$0.04	$15,394	$1,133

	Year-to-Date 2008				Year-to-Date 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(22,953)	$(0.57)	$68,381	$(22,687)	$(25,582)	$(0.64)	$78,225	$(27,470)

Adjustments:
Restructuring costs	$5,530	$0.14	$(5,530)	$5,530	$8,375	$0.21	$(8,375)	$8,375
Impairment of long-lived assets	$2,628	$0.07	$(2,628)	$2,628	$—	$—	$—	$—

Proforma excluding adjustments	$(14,795)	$(0.37)	$60,223	$(14,529)	$(17,207)	$(0.43)	$69,850	$(19,095)